Exhibit 99.1

PRESS RELEASE

10/21/21

Carlisle Companies Reports Third Quarter 2021 Results

SCOTTSDALE, ARIZONA, October 21, 2021 - Carlisle Companies Incorporated (NYSE:CSL) today announced its third quarter 2021 financial results.

•Generated record third quarter revenue of $1.3 billion, up 19.4% organically year-over-year
•Reported third quarter diluted EPS of $2.12; adjusted diluted EPS of $2.99, a 27% increase from prior year
•Strong volume growth and solid price realization leveraging the Carlisle Experience more than offset increased supply chain costs and weather-related impacts during the quarter
•Completed purchase of Henry Company for $1.575 billion, with integration accelerating and initial results tracking to expectations
•Issued $850 million of senior notes at a weighted average coupon of 1.6%

Comments from Chris Koch, Chairman, President and Chief Executive Officer

"As we exited the third quarter, the impact of the COVID-19 pandemic appears to be past its summer and early autumn peak. This trend, combined with improvements in our supply chain and positive movement towards a resumption of passenger air travel approaching pre-pandemic levels, is driving increased optimism about our ability to deliver continued strong results. We have also seen strong demand in our Building Products markets. Along with a steadily growing backlog across all three of Carlisle's segments, we are increasingly positive entering the fourth quarter and 2022. Nonetheless, within the third quarter of 2021, our teams faced a very challenging operating environment, given difficult supply chain and labor conditions, as well the impact of Hurricane Ida. Despite these challenges, I am proud to report Carlisle's employees again displayed their resilience in delivering record results, all the while doing so with strict adherence to the same health and safety protocols and precautions that have been in place throughout the pandemic, extending Carlisle's excellent safety record.

Vision 2025 continues to provide clarity of mission and a consistent direction for our entire organization. We have stayed the course and maintain confidence in our ability to execute on our strategies, despite the challenges throughout the COVID pandemic. Vision 2025 focuses our continuous improvement culture on providing our customers with innovative products of the best quality at the right place, at the right time. Ensuring the highest level of communication, transparency and service is embodied in what we call the Carlisle Experience, which we are committed to delivering to all our channel partners.

As introduced in Vision 2025, we committed to a leaner, more focused portfolio and a pivot towards investing in our highest-returning businesses, particularly Carlisle Construction Materials (CCM). This commitment was further evidenced in the third quarter by our divestiture of Brake & Friction, while CCM's outstanding performance affirmed that our conviction is correct. CCM's best-in-class team delivered record third quarter revenues in an extremely difficult operating environment. In anticipation of solid construction market demand in 2021, we ensured that our employees stood ready to produce; communicated clearly with our channel partners about our raw material requirements; built inventory; increased capacity; and remained steadfast in applying the Carlisle Operating System (COS) to drive efficiencies across CCM. We will maintain our pricing discipline in the marketplace, capturing the full value of the Carlisle Experience, which reflects our unyielding commitment to servicing the increasingly complex needs of our customers.

CCM continues to benefit from a growing backlog fueled by the strong re-roofing cycle in the United States, an ever-increasing emphasis on the energy-efficiency of buildings, and our investments in expansion of our presence in the Building Envelope. Our increasing focus on Building Products is exemplified by our recent acquisition of Henry, which delivered excellent results in its first month with Carlisle, and where integration thus far has been smooth. As the integration has progressed, we have become more appreciative of Henry's seasoned management team, which is executing on all fronts, and already proving to be a great addition to Carlisle.

Some additional information about the notable drivers of CCM's business include:

•Re-roofing demand remains strong in the U.S. market, which is expected to grow from $6 billion to $8 billion in the next decade. Near term, the lingering effects of the pandemic and raw material and labor constraints have contributed to growing backlogs and significant increases in near term demand.
•With buildings accounting for approximately 30% of annual global greenhouse gas emissions, we continue to focus on innovation, emphasizing the development of products that ensure greater energy-efficiency.
•Our drive to increase the content of energy-efficient products in our portfolio and further expand into the building envelope resulted in our acquisition of Henry for $1.575 billion in the third quarter. As one example of our expanded portfolio of energy-efficient products, Henry's Air and Vapor barriers prevent uncontrolled air leakage and can yield up to 30% savings on heating and cooling costs.

While we're pleased with CCM's performance, CIT and CFT both contributed to our results and exhibited continued progress. As we expected, CIT returned to growth in the third quarter. Notably, CIT is now leveraging growth quite well, having returned to positive adjusted EBIT during the quarter with expectations for continued profitability improvement going forward. Lower demand for commercial aircraft due to the pandemic forced the team to focus on improving and repositioning the business for the future. CIT took significant actions, including rightsizing its footprint, and created a more efficient operating structure. That said, CIT's commercial aerospace backlog has consistently grown in 2021, and has now surpassed second quarter of 2020 levels, a significant milestone. Coupling this with the improving backlog in our Medical Technologies business, we expect recovery to continue at CIT, and solid leverage to this growth over the coming quarters and years.

Driven by accelerating industrial capital expenditures as companies expand capacity in response to supply constraints, CFT delivered strong revenue growth, despite the many documented supply chain issues challenging the automotive industry. This growth was supported by a commitment to new product introductions, price discipline and excellent performances by our teams in Europe and China. We also continue to make progress integrating and growing our newer platforms of Sealants & Adhesives, Foam and Powder. With a focus on innovation, leaner cost structure, and push into automation, we are optimistic about the CFT team's ability to generate sustainable value creation by driving and leveraging solid growth at healthy incremental margins; and, ultimately, delivering on its Vision 2025 goals.

In the third quarter, we also maintained our balanced approach to capital deployment. We increased our dividend for the 45th consecutive year, returning $28.2 million to shareholders in the form of dividends in the third quarter. While closing on the acquisition of Henry, the largest acquisition in Carlisle's history, we also opportunistically repurchased 124 thousand shares for $25 million, bringing our year-to-date total share repurchases through the third quarter to 1.7 million shares for $291 million.

Finally, we had a successful debt issuance of $850 million of senior notes at a weighted average coupon of 1.6%, which lowered Carlisle's cost of debt from 3.35% to 2.85%.

With all of our businesses trending positively, and leveraging the clarity of mission that Vision 2025 provides us, Carlisle is well positioned for continued acceleration through the recovery and beyond. In closing, I want to once again express my gratitude to Carlisle's dedicated employees - neither the recovery from 2020 nor achieving Vision 2025 would be possible without their commitment and perseverance."

Third Quarter 2021

Revenue of $1.3 billion increased 24.5% year-over-year. Organic revenue increased 19.4% (organic revenue defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 4.8% in the quarter. Changes in foreign exchange rates had a positive 0.3% impact on revenues.

Operating income for the third quarter of $166.5 million increased 7.6% from $154.8 million in the third quarter of 2020. Income from continuing operations for the third quarter of $113.0 million increased 10.0% from $102.7 million in the third quarter of 2020. Adjusted EBITDA for the third quarter of 2021 of $250.3 million increased 18.7% from $210.8 million in the third quarter of 2020.

Diluted EPS for the third quarter of $2.12 increased 12.8% from $1.88 in the third quarter of 2020. Adjusted diluted EPS for the third quarter of $2.99 increased 27.2% from $2.35 in the third quarter of 2020. The increase in EPS reflects strong operating results at CCM, improving performance at CIT, share repurchases and lower corporate expense.

Third Quarter 2021 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $1,065.8 million, up 29.4% (+23.3% organic) year-over-year, were driven by strength of U.S. commercial roofing demand, price, the Henry acquisition and strong performances across all product lines.
•Operating income was $187.1 million, up 3.2% year-over-year. Operating margin of 17.6% was negatively impacted by raw material, freight and wage inflation, and acquisition costs, partially offset by higher volumes, price and savings from COS.
•Adjusted EBITDA was $240.5 million, up 16.6% year-over-year, reflecting an adjusted EBITDA margin of 22.6%.
•We now expect full year sales, including Henry, to be up mid-20% year-over-year.

Carlisle Interconnect Technologies (CIT)
•Revenues of $178.7 million, up 6.1% (+5.2% organic) year-over-year, were driven by strengthening orders from aerospace and medical customers.
•Operating loss was $0.5 million. Operating margin of -0.3%, was affected by raw material and wage inflation, partially offset by higher volumes, savings from COS and lower operating expenses.
•Adjusted EBITDA was $23.2 million, up 13.2% year-over-year, reflecting an adjusted EBITDA margin of 13.0%.
•We now expect full year sales to be down only mid-single digits year-over-year.

Carlisle Fluid Technologies (CFT)
•Revenues of $71.1 million, up 9.4% (+6.3% organic) year-over-year, reflected price and higher volumes in China and Europe.
•Operating income was $4.7 million. Operating margin of 6.6% reflected higher volumes, price realization, and savings from COS, offset by higher operating expenses.
•Adjusted EBITDA was $10.9 million, up 6.9% year-over-year, reflecting an adjusted EBITDA margin of 15.3%.
•We continue to expect full year sales to be up mid-teens year-over-year.

Cash Flow

Operating cash flow from continuing operations for the nine months ended September, 30 2021, was $275.4 million, a decrease of $140.8 million versus the prior year. Free cash flow from continuing operations (defined as cash provided by operating activities less capital expenditures, and comprised of continuing operations) was $193.2 million for the nine months ended September, 30 2021, a decrease of $158.2 million versus the prior year. Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, complete strategic acquisitions that meet return criteria and return value to shareholders through dividend payments and share repurchases.

During the three months ended September 30, 2021, we deployed $25.0 million in share repurchases and $28.2 million in dividends paid. As of September 30, 2021, we had $295.6 million of cash and $1.0 billion of availability under our revolving credit facility.

Conference Call and Webcast

Carlisle will discuss third quarter 2021 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website, or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global coronavirus (COVID-19) pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global COVID-19 pandemic including, for example, expectations regarding the impact of the COVID-19 pandemic on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful identification, completion and integration of our strategic acquisitions; the successful completion of strategic dispositions; the cyclical nature of our businesses; the impact of information technology, cybersecurity or data security breaches at our businesses or third parties; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

Non-GAAP Disclosure

This press release also contains certain financial measures such as adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, organic revenue and free cash flow which are not recognized under U.S. generally accepted accounting principles. Management believes that adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and organic revenue are useful to investors because they allow for comparison to Carlisle’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management also believes free cash flow is useful to investors as an additional way of viewing Carlisle's liquidity and provides a more complete understanding of factors and trends affecting Carlisle's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in Carlisle’s business and evaluate Carlisle’s performance relative to peer companies. Reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release.

•EPS referenced in this release is from continuing operations unless otherwise noted.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its Construction Materials (CCM) business and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower greenhouse gas emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by its strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations
(480) 781-5135
jgiannakouros@carlisle.com

•EPS referenced in this release is from continuing operations unless otherwise noted.

Carlisle Companies Incorporated
Unaudited Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenues	$1,315.6	$1,057.0	$3,434.3	$2,981.6

Cost of goods sold	944.0	739.1	2,510.1	2,124.2
Selling and administrative expenses	192.6	153.0	504.7	448.5
Research and development expenses	12.8	11.5	37.0	35.1
Other operating income, net	(0.3)	(1.4)	(2.5)	(2.7)
Operating income	166.5	154.8	385.0	376.5
Interest expense, net	19.8	19.1	58.2	57.8
Loss on extinguishment of debt	—	—	—	8.8
Interest income	(0.2)	(0.7)	(1.1)	(4.0)
Other non-operating expense (income), net	0.9	0.5	5.6	(0.4)
Income from continuing operations before income taxes	146.0	135.9	322.3	314.3
Provision for income taxes	33.0	33.2	66.1	70.8
Income from continuing operations	113.0	102.7	256.2	243.5

Discontinued operations:
Income (loss) before income taxes	2.2	0.5	13.0	(4.7)
(Benefit from) provision for income taxes	(26.9)	0.9	(24.4)	(0.7)
Income (loss) from discontinued operations	29.1	(0.4)	37.4	(4.0)
Net income	$142.1	$102.3	$293.6	$239.5

Basic earnings per share attributable to common shares:
Income from continuing operations	$2.15	$1.89	$4.86	$4.42
Income (loss) from discontinued operations	0.55	(0.01)	0.71	(0.07)
Basic earnings per share	$2.70	$1.88	$5.57	$4.35

Diluted earnings per share attributable to common shares:
Income from continuing operations	$2.12	$1.88	$4.80	$4.38
Income (loss) from discontinued operations	0.55	(0.01)	0.70	(0.07)
Diluted earnings per share	$2.67	$1.87	$5.50	$4.31

Average shares outstanding:
Basic	52.3	54.1	52.6	54.9
Diluted	53.0	54.5	53.2	55.4

Dividends declared and paid per share	$0.54	$0.525	$1.59	$1.525

I

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2021	2020
Net cash provided by operating activities	$283.9	$440.2

Investing activities:
Acquisitions, net of cash acquired	(1,573.9)	(35.4)
Proceeds from sale of discontinued operation, net of cash disposed	247.7	—
Capital expenditures	(88.9)	(72.7)
Investment in securities	(10.2)	—
Other investing activities, net	2.1	1.4
Net cash used in investing activities	(1,423.2)	(106.7)

Financing activities:
Proceeds from notes	842.6	740.7
Repayments of notes	—	(258.5)
Borrowings from revolving credit facility	650.0	500.0
Repayments of revolving credit facility	(650.0)	(500.0)
Financing costs	(1.7)	(24.2)
Repurchases of common stock	(290.6)	(341.7)
Dividends paid	(84.2)	(84.5)
Proceeds from exercise of stock options	77.4	12.9
Withholding tax paid related to stock-based compensation	(8.4)	(7.4)
Other financing activities, net	(1.2)	(0.6)
Net cash provided by financing activities	533.9	36.7

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.2)	(2.4)

Change in cash and cash equivalents	(606.6)	367.8
Less: change in cash and cash equivalents of discontinued operations	(5.1)	(1.1)
Cash and cash equivalents at beginning of period	897.1	342.5
Cash and cash equivalents at end of period	$295.6	$711.4

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$295.6	$897.1
Long-term debt, including current portion	2,926.4	2,081.3
Total shareholders' equity	2,544.8	2,537.7

II

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Organic Revenue

Organic revenue (defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar) is intended to provide investors and others with information about Carlisle's and its segments' recurring operating performance. This information differs from revenue determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's and its segments' organic revenue follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended September 30,
(in millions)	CSL		CCM		CIT		CFT
2020 Revenue (GAAP)	$1,057.0		$823.5		$168.5		$65.0
Volume/Price	204.4	19.4%	191.5	23.3%	8.8	5.2%	4.1	6.3%
Organic revenue	204.4	19.4%	191.5	23.3%	8.8	5.2%	4.1	6.3%
Acquisitions	51.0	4.8%	49.6	6.0%	0.8	0.5%	0.6	0.9%
FX impact	3.2	0.3%	1.2	0.1%	0.6	0.4%	1.4	2.2%
Total change	258.6	24.5%	242.3	29.4%	10.2	6.1%	6.1	9.4%
2021 Revenue (GAAP)	$1,315.6		$1,065.8		$178.7		$71.1

	Nine Months Ended September 30,
(in millions)	CSL		CCM		CIT		CFT
2020 Revenue (GAAP)	$2,981.6		$2,234.8		$577.0		$169.8
Volume/Price	375.5	12.6%	427.6	19.1%	(79.9)	(13.9)%	27.8	16.3%
Organic revenue	375.5	12.6%	427.6	19.1%	(79.9)	(13.9)%	27.8	16.3%
Acquisitions	58.8	2.0%	49.6	2.2%	4.5	0.8%	4.7	2.8%
FX impact	18.4	0.6%	10.4	0.5%	1.8	0.3%	6.2	3.7%
Total change	452.7	15.2%	487.6	21.8%	(73.6)	(12.8)%	38.7	22.8%
2021 Revenue (GAAP)	$3,434.3		$2,722.4		$503.4		$208.5

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Free Cash Flow

Free cash flow is intended to provide investors and others with information about Carlisle's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. This information differs from operating cash flow determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's free cash flow follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Operating cash flow (GAAP)	$112.4	$213.9	$283.9	$440.2
Less: operating cash flow from discontinued operations	(2.3)	8.6	8.5	24.0
Operating cash flow from continuing operations	$114.7	$205.3	$275.4	$416.2

Capital expenditures (GAAP)	$(33.8)	$(24.2)	$(88.9)	$(72.7)
Less: capital expenditures from discontinued operations	(1.1)	(2.7)	(6.7)	(7.9)
Capital expenditures from continuing operations	$(32.7)	$(21.5)	$(82.2)	$(64.8)

Operating cash flow from continuing operations	$114.7	$205.3	$275.4	$416.2
Capital expenditures from continuing operations	(32.7)	(21.5)	(82.2)	(64.8)
Free cash flow from continuing operations	$82.0	$183.8	$193.2	$351.4

III

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted earnings before income, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin is intended to provide investors and others with information about Carlisle's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and operating income determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Net income (GAAP)	$142.1	$102.3	$293.6	$239.5
Less: income (loss) from discontinued operations (GAAP)	29.1	(0.4)	37.4	(4.0)
Income from continuing operations (GAAP)	113.0	102.7	256.2	243.5
Provision for income taxes	33.0	33.2	66.1	70.8
Interest expense, net	19.8	19.1	58.2	57.8
Interest income	(0.2)	(0.7)	(1.1)	(4.0)
EBIT	165.6	154.3	379.4	368.1
Exit and disposal, and facility rationalization costs	3.4	5.2	14.0	16.0
Inventory step-up amortization and acquisition costs	22.2	0.5	24.4	6.1
Impairment charges	1.8	—	1.8	—
Losses (gains) from acquisitions and disposals	—	—	3.5	2.2
Losses (gains) from insurance	(0.3)	—	0.2	—
Losses (gains) from litigation	—	—	0.1	—
Losses on extinguishment of debt	—	—	—	8.8
Total non-comparable items	27.1	5.7	44.0	33.1
Adjusted EBIT	192.7	160.0	423.4	401.2
Depreciation	21.6	20.4	62.2	61.8
Amortization	36.0	30.4	94.2	90.9
Adjusted EBITDA	$250.3	$210.8	$579.8	$553.9
Divided by:
Total revenues	$1,315.6	$1,057.0	$3,434.3	$2,981.6
Adjusted EBITDA margin	19.0%	19.9%	16.9%	18.6%

IV

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended September 30, 2021
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$187.1	$(0.5)	$4.7	$(24.8)
Non-operating expense (income)(1)	0.4	(0.1)	(0.2)	0.8
EBIT	186.7	(0.4)	4.9	(25.6)
Exit and disposal, and facility rationalization costs	0.1	2.8	0.5	—
Inventory step-up amortization and acquisition costs	22.3	—	—	(0.1)
Impairment charges	—	1.8	—	—
Losses (gains) from acquisitions and disposals	—	—	—	—
Losses (gains) from insurance	—	—	(0.3)	—
Losses (gains) from litigation	—	0.1	—	(0.1)
Losses on extinguishment of debt	—	—	—	—
Total non-comparable items	22.4	4.7	0.2	(0.2)
Adjusted EBIT	209.1	4.3	5.1	(25.8)
Depreciation	12.9	6.3	1.4	1.0
Amortization	18.5	12.6	4.4	0.5
Adjusted EBITDA	$240.5	$23.2	$10.9	$(24.3)
Divided by:
Total revenues	$1,065.8	$178.7	$71.1	$—
Adjusted EBITDA margin	22.6%	13.0%	15.3%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

	Three Months Ended September 30, 2020
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$181.3	$(3.7)	$4.4	$(27.2)
Non-operating expense (income)(1)	0.3	0.2	0.1	(0.1)
EBIT	181.0	(3.9)	4.3	(27.1)
Exit and disposal, and facility rationalization costs	0.6	4.6	—	—
Inventory step-up amortization and acquisition costs	0.2	0.2	0.1	—
Impairment charges	—	—	—	—
Losses (gains) from acquisitions and disposals	—	—	—	—
Losses (gains) from insurance	—	—	—	—
Losses (gains) from litigation	—	—	—	—
Losses on extinguishment of debt	—	—	—	—
Total non-comparable items	0.8	4.8	0.1	—
Adjusted EBIT	181.8	0.9	4.4	(27.1)
Depreciation	11.8	6.3	1.4	0.9
Amortization	12.6	13.3	4.4	0.1
Adjusted EBITDA	$206.2	$20.5	$10.2	$(26.1)
Divided by:
Total revenues	$823.5	$168.5	$65.0	$—
Adjusted EBITDA margin	25.0%	12.2%	15.7%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

V

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Nine Months Ended September 30, 2021
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$485.8	$(24.1)	$15.6	$(92.3)
Non-operating expense(1)	2.7	(0.1)	1.3	1.7
EBIT	483.1	(24.0)	14.3	(94.0)
Exit and disposal, and facility rationalization costs	0.1	13.0	0.9	—
Inventory step-up amortization and acquisition costs	22.3	—	0.1	2.0
Impairment charges	—	1.8	—	—
Losses (gains) from acquisitions and disposals	2.2	0.3	0.2	0.8
Losses (gains) from insurance	0.5	—	(0.3)	—
Losses (gains) from litigation	—	0.1	—	—
Losses on extinguishment of debt	—	—	—	—
Total non-comparable items	25.1	15.2	0.9	2.8
Adjusted EBIT	508.2	(8.8)	15.2	(91.2)
Depreciation	36.8	18.6	4.0	2.8
Amortization	41.5	37.9	13.3	1.5
Adjusted EBITDA	$586.5	$47.7	$32.5	$(86.9)

Total revenues	$2,722.4	$503.4	$208.5	$—
Adjusted EBITDA margin	21.5%	9.5%	15.6%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.

	Nine Months Ended September 30, 2020
(in millions)	CCM	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$426.6	$11.2	$2.0	$(63.3)
Non-operating expense (income)(1)	3.2	(0.4)	(3.2)	8.8
EBIT	423.4	11.6	5.2	(72.1)
Exit and disposal, and facility rationalization costs	0.9	13.0	2.1	—
Inventory step-up amortization and acquisition costs	0.4	0.2	0.3	5.2
Impairment charges	—	—	—	—
Losses (gains) from acquisitions and disposals	2.3	—	—	(0.1)
Losses (gains) from insurance	—	—	—	—
Losses (gains) from litigation	—	—	—	—
Losses on extinguishment of debt	—	—	—	8.8
Total non-comparable items	3.6	13.2	2.4	13.9
Adjusted EBIT	427.0	24.8	7.6	(58.2)
Depreciation	36.5	18.9	4.0	2.4
Amortization	37.7	39.5	13.4	0.3
Adjusted EBITDA	$501.2	$83.2	$25.0	$(55.5)

Total revenues	$2,234.8	$577.0	$169.8	$—
Adjusted EBITDA margin	22.4%	14.4%	14.7%	NM
(1)Includes other non-operating (income) expense, which may be presented in separate line items on the Condensed Consolidated Statements of Income.
VI

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted net income and Adjusted EPS

Adjusted net income and adjusted diluted earnings per share is intended to provide investors and others with information about Carlisle's performance without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and diluted earnings per share determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Carlisle's adjusted net income and adjusted diluted earnings per share follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$142.1	$2.67		$102.3	$1.87
Less: income (loss) from discontinued operations (GAAP)		29.1	0.55		(0.4)	(0.01)
Income from continuing operations (GAAP)		$113.0	$2.12		$102.7	$1.88
Exit and disposal, and facility rationalization costs	3.4	2.5	0.05	5.2	4.0	0.07
Inventory step-up amortization and acquisition costs	22.2	18.3	0.34	0.5	0.3	—
Impairment charges	1.8	1.5	0.03	—	—	—
Losses (gains) from acquisitions and disposals	—	—	—	—	—	—
Losses (gains) from insurance	(0.3)	(0.2)	—	—	—	—
Losses (gains) from litigation	—	—	—	—	—	—
Losses on extinguishment of debt	—	—	—	—	—	—
Acquisition-related amortization(3)	34.7	26.3	0.49	29.9	22.7	0.42
Discrete tax items(4)	—	(2.3)	(0.04)	—	(1.4)	(0.02)
Total adjustments		46.1	0.87		25.6	0.47
Adjusted net income		$159.1	$2.99		$128.3	$2.35
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(4)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

VII

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted net income and Adjusted EPS

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$293.6	$5.50		$239.5	$4.31
Less: income (loss) from discontinued operations (GAAP)		37.4	0.70		(4.0)	(0.07)
Income from continuing operations (GAAP)		256.2	4.80		243.5	4.38
Exit and disposal, and facility rationalization costs	14.0	10.5	0.20	16.0	12.2	0.22
Inventory step-up amortization and acquisition costs	24.4	20.0	0.37	6.1	4.6	0.08
Impairment charges	1.8	1.5	0.03	—	—	—
Losses (gains) from acquisitions and disposals(3)	3.5	2.6	0.05	2.2	2.5	0.05
Losses (gains) from insurance	0.2	0.2	—	—	—	—
Losses (gains) from litigation	0.1	0.1	—	—	—	—
Losses on extinguishment of debt	—	—	—	8.8	6.6	0.12
Acquisition-related amortization(4)	90.7	68.7	1.29	89.6	68.0	1.22
Discrete tax items(5)	—	(12.1)	(0.23)	—	(6.4)	(0.11)
Total adjustments		91.5	1.71		87.5	1.58
Adjusted net income		$347.7	$6.51		$331.0	$5.96
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)After-tax impact includes discrete items related to indemnification asset write-offs, which had a zero impact to net income and diluted EPS ($(0.8) million in the first nine months of 2021 and $0.1 million in the first nine months of 2020).
(4)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(5)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

VIII